                                              ----------------------------------
                                                          OMB APPROVAL
                                              ----------------------------------
                                UNITED STATES  OMB Number:             3235-0145
           SECURITIES AND EXCHANGE COMMISSION  Estimated  average  burden  hours
                      Washington, D.C.  20549  per response................14.90
                                              ----------------------------------

                                  SCHEDULE 13G

            INFORMATION STATEMENT TO BE INCLUDED IN STATEMENTS FILED
      PURSUANT TO RULES 13d-1 (b) (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)

                                (Amendment No. 1)*

                               McDATA CORPORATION
                      ------------------------------------
                                (Name of Issuer)


                                  Common Stock
                        -----------------------------
                         (Title of Class of Securities)


                                    580031102
                                ----------------
                                 (CUSIP Number)


                                 March 31, 2002
                      -------------------------------------
             (Date of Event Which Requires Filing of This Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X]      Rule 13d-1(b)

          [_]      Rule 13d-(c)

          [_]      Rule 13d-1(d)



     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  -----------------------
  CUSIP NO. 580031102                 13G                  Page 2  of  5 Pages
                                                                --     --
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION OF ABOVE PERSON

           NICHOLAS APPLEGATE CAPITAL MANAGEMENT LLC  (IRS No. 33-0124536)
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]
                                                                        (b) [X]

--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
NUMBER OF SHARES       5      SOLE VOTING POWER
  BENEFICIALLY
    OWNED BY                  -0-

                   -------------------------------------------------------------
     EACH              6      SHARED VOTING POWER
   REPORTING
    PERSON                    -0-
     WITH
                   -------------------------------------------------------------
                       7      SOLE DISPOSITIVE POWER

                              -0-

                   -------------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              -0-

--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [_]

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0%

--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1        (a)      Name of Issuer:
                       --------------
                       McData Corporation

              (b)      Address of Issuer's Principal Executive Offices:
                       -----------------------------------------------
                       310 Interlocken Parkway
                       Broomfield, Colorado  80021

Item 2        (a)      Name of Person Filing:
                       ---------------------
                       Nicholas-Applegate Capital Management LLC

              (b)      Address of Principal Business Office:
                       ------------------------------------
                       600 West Broadway, 29th Floor
                       San Diego, California 92101

              (c)      Citizenship:
                       -----------
                       Not Applicable.

              (d)      Title of Class of Securities:
                       ----------------------------
                       Common Stock

              (e)      CUSIP Number:
                       ------------
                       580031102

Item 3        If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b),
              ------------------------------------------------------------------
              check whether the person filing is a:
              ------------------------------------

              (a)      [_] Broker or dealer registered under Section 15 of the
                           Exchange Act;

              (b)      [_] Bank as defined in Section 3(a)(6) of the Exchange
                           Act;

              (c)      [_] Insurance company as defined in Section 3(a)(19) of
                           the Act;

              (d)      [_] Investment company registered under Section 8 of the
                           Investment Company Act;

              (e)      [X] Investment adviser registered under Section 203 of
                           the Investment Advisors Act of 1940;

              (f)      [_] Employee benefit plan or endowment fund in accordance
                           with Rule 13d-1(b)(1)(ii)(F);

              (g)      [_] Parent holding company or control person, in
                           accordance with 13d-1(b)(ii)(G);

              (h)      [_] Savings association as defined in Section 3(b) of the
                           Federal Deposit Insurance Act;

              (i)      [_] Church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act;

              (j)      [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

              If this statement is filed pursuant to Rule 13d-1(c), check this
              box.     [_]

Item 4        Ownership.
              ---------

              (a)      Amount beneficially owned: -0-

              (b)      Percent of Class:   0%

              (c)      Number of shares as to which such person has:

              (i)      Sole power to vote or direct the vote:  -0-

              (ii)     Shared power to vote:  -0-

              (iii)    Sole power to dispose or direct the disposition of:
                                                                           -0-

              (iv)     Shared power to dispose or direct the disposition of: -0-

Item 5        Ownership of Five Percent or Less of a Class.
              --------------------------------------------

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

Item 6        Ownership of More than Five Percent on Behalf of Another Person.
              ---------------------------------------------------------------

              Not Applicable

Item 7        Identification and Clarification of the Subsidiary Which Acquired
              -----------------------------------------------------------------
              the Security Being Reported on By the Parent Holding Company.
              ------------------------------------------------------------

              Not Applicable.

Item 8        Identification and Clarification of Members of the Group.
              --------------------------------------------------------

              Not Applicable.

Item 9        Notice of Dissolution of Group.
              ------------------------------

              Not Applicable.

Item 10       Certification.
              -------------

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                            SIGNATURE
                                            ---------


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Date: April 9, 2002




                                          /s/ Victoria P. Hulick
                                    ---------------------------------
                                    Vicki P. Hulick, Vice President and Director
                                    of Compliance